Exhibit 99.1

CIMG Inc. Reports Q1 Financial Results

HONG KONG, March 25, 2026 /PRNewswire/ — CIMG Inc. (“CIMG” or the “Company”) (Nasdaq: IMG), a business group specializing in digital health and sales development, which utilizes technologies and marketing networks to enhance its business partners’ sales growth and commercial value, today announced that it has reported its financial results for the three months ended December 31, 2025, which shows that the Company achieved significant revenue growth and a continued reduction in net loss for such period.

Financial Results for the Three Months ended December 31, 2025 (vs. the same period in 2024)

1. Total revenue was $15,768,796 during the three months ended December 31, 2025, compared to $22,853 in the prior-year period, reflecting the initial impact of the Company’s expansion into medicine-food homology products and computing power solutions. This growth primarily reflects early-stage commercialization and expansion of new business lines.

2. Expanded scale of digital asset holdings: As of December 31, 2025, the Company held 730 Bitcoins with a carrying value of $63,978,821. The value of these digital assets is subject to significant market volatility and may materially impact the Company’s financial results.

3. As of December 31, 2025, the book value per share was approximately $3.6, based on the number of the Company’s shares outstanding as of that date.

Progress in Business Strategic Transformation and Operations

During the three months ended December 31, 2025, the Company continued to advance its transformation to the health consumer goods category and computing power technology products in the Asia market, with multiple key progress made:

1. Continuous improvement of product line layout: Relying on digital marketing strategies, the Company achieved sales growth of its medicine-food homology products; the computing power product series was officially launched in September 2025, providing enterprise customers with GPU hardware devices integrated with artificial intelligence data processing modules. During the three months ended December 31, 2025, the Company generated revenue from computing power products through contracts with enterprise customers, including China Merchants Bank.

2. Accelerated global subsidiary layout: During the three months ended December 31, 2025, the Company set up wholly-owned subsidiaries in Shenzhen and Foshan, China, and acquired Braincon Limited (“Braincon HK”) and Braincon HK’s subsidiary, Beijing Xin Miao Shi Dai Technology Development Co., Ltd.. This improved the Company’s production, sales and R&D layout in the Asia market, and strengthened its localized operation capabilities.

Alice Wang, Chairman and CEO of CIMG, stated: “the Company will continue to focus on the Asia market and deepen the dual-track layout of health consumer goods and computing power technology products. On the one hand, we will seek to expand the online and offline sales channels for maca series and homology of medicine and food series products, optimize product pricing and cost control, and improve the gross profit margin of core categories over time, although there can be no assurance that these efforts will be successful. On the other hand, we will increase R&D investment in computing power products, improve the industry-specific customized development of artificial intelligence data processing modules, further expand the enterprise customer base, and raise the revenue share of the computing power business.”

“In terms of capital operation and compliant operations, the company will actively advance the follow-up financing plan and optimize the capital structure. At the same time, we will strictly abide by the Nasdaq listing rules and rectify the previous listing compliance issues. The company has filed an appeal against the Nasdaq delisting decision and will make every effort to maintain its listing status. In addition, the company will strengthen the construction of internal financial management and internal control systems, improve operational efficiency, and drive the Company’s transition from business transformation to profit growth,” Alice Wang added.

About CIMG

CIMG is a business group specializing in digital health and sales development, with a cryptocurrency-focused strategy. The Company leverages AI and cryptocurrencies (such as Bitcoin and stablecoins) to drive business growth, helping clients maximize user growth and enhance brand management value. The Company’s current client portfolio includes brands such as Kangduoyuan, Maca-Noni, Qianmao, Huomao, and Coco-mango.

Forward-Looking Statements

This press release contains “forward-looking statements” within the meaning of the safe harbor provisions of the U.S. Private Securities Litigation Reform Act of 1995. Forward-looking statements can be identified by words such as “anticipate,” “aim,” “intend,” “plan,” “believe,” “estimate,” “expect,” “project,” “target,” “may,” “should,” “will,” “future,” “likely,” and similar references to future periods. These forward-looking statements include, without limitation, statements regarding the Company’s expected operating results, revenue growth, business strategy, development of its AI computing and digital health businesses, digital asset strategy, potential future purchases or holdings of Bitcoin or other digital assets, anticipated benefits from computing power service contracts, liquidity and capital resources, and the Company’s ability to execute its strategic plans.

Forward-looking statements are based on current expectations and assumptions that are subject to risks and uncertainties, including, but not limited to, risks related to fluctuations in the market price of Bitcoin and other digital assets; the Company’s ability to execute and realize the expected benefits of computing power and digital health contracts; the Company’s ability to raise additional capital if needed; its ability to maintain compliance with Nasdaq listing standards; risks related to doing business in the People’s Republic of China, including regulatory, legal, and currency transfer risks; general economic and market conditions; competition; and other risks described in the Company’s filings with the U.S. Securities and Exchange Commission, including its most recent Annual Report on Form 10-K and subsequent filings.

Actual results may differ materially from those expressed or implied by these forward-looking statements. The Company undertakes no obligation to update or revise any forward-looking statements contained herein, except as required by applicable law.

For more information, please contact:

CIMG Inc.

+ 852 70106695

http://www.ccmg.tech

ir@ccmg.tech